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April 20, 2007	Jan Davis	202.624.6383
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	Melissa E. Adams	202.624.6410
Washington Gas Asks for Rate Increase in Maryland to Address Service Costs
     WASHINGTON — Washington Gas Light Co. today filed an application with the Maryland Public Service Commission (PSC) to increase its rates and charges.
     “The existing rates no longer reflect our costs of providing utility service in Maryland,” said Washington Gas Chairman and Chief Executive Officer James H. DeGraffenreidt Jr.
     If it is approved, this rate increase will alleviate the discrepancy between the amount of revenue the company receives from its customers and what it costs the company to do business in the state.
     Washington Gas, which provides natural gas delivery services and retail sales to Maryland customers, is a regulated utility, and its rates and charges must be approved by the Maryland PSC.
     In the four years since its last rate increase, Washington Gas has weathered several factors that have increased business costs substantially. These factors include new investments in infrastructure, general inflation, rising labor and employee benefits costs, higher insurance costs, and additional compliance-related expenses for new laws such as the Pipeline Safety Improvement Act.
     The proposed rates and charges will increase Washington Gas’s overall annual Maryland revenues by $33.8 million, an increase of 4.4 percent. The typical residential heating customer would see an increase of about 5.62 percent in his or her gas bill, or an average of about $5.70 per month.

     Washington Gas also is seeking approval for a Performance-Based Rate (PBR) Plan, an innovation that would allow the company to share the benefits of any future efficiency improvements and cost reductions with both investors and customers. With the approval of the proposed PBR Plan, Washington Gas would agree not to request a base rate increase for three years.
     Washington Gas proposes the new rates and PBR Plan be implemented in November 2007.
     About 421,000 of the company’s one million customers live in Maryland.
     Headquartered in Washington, D.C., Washington Gas is a wholly-owned subsidiary of WGL Holdings Inc. (NYSE: WGL). The parent company holds a group of energy-related retail businesses that focus primarily on retail energy-marketing and commercial heating, ventilating and air conditioning services.
     Additional information about WGL Holdings is available on its Web site, www.wglholdings.com.